Exhibit 5.1

Opinion of Greenberg Traurig, P.A.

May 10, 2017

SBA Communications Corporation

8051 Congress Avenue

Boca Raton, FL 33487

Ladies and Gentlemen:

We have acted as counsel to SBA Communications Corporation, a Florida corporation (“SBA Communications”), in connection with a registration statement on Form S-4 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the offer to exchange (the “Exchange Offer”) SBA Communications’ $1,100,000,000 4.875% Senior Notes due 2024 that have been registered under the Act (the “Exchange Notes”), for a like principal amount of SBA Communications’ currently outstanding $1,100,000,000 4.875% Senior Notes due 2024 (the “Original Notes”). The Original Notes were issued, and the Exchange Notes will be issued, pursuant to an indenture dated August 15, 2016 (the “Indenture”) between SBA Communications and U.S. Bank National Association, as trustee (the “Trustee”).

In rendering the opinions expressed below, we have examined originals or copies of: (a) the Registration Statement, in the form filed with the Commission; (b) the Registration Rights Agreement, dated as of August 15, 2016 (the “Registration Rights Agreement”), by and among SBA Communications and the several initial purchasers named therein; (c) the Indenture; (d) specimens of the certificates representing the Exchange Notes; and (e) the other documents delivered by or on behalf of SBA Communications and the Trustee as of the date hereof in connection with the delivery of the Exchange Notes. We have also examined such other instruments, corporate records, certificates of public officials, certificates of officers or other representatives of SBA Communications and others and other documents as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

We have assumed the following: (a) the genuineness of all signatures; (b) the authenticity of all documents submitted to us as originals; (c) the conformity to authentic original documents of all documents submitted to us as copies; (d) the truth, accuracy and completeness of the information, factual matters, representations and warranties contained in the records, documents, instruments and certificates we have reviewed as of their stated dates and as of the date hereof; (e) the legal capacity of natural persons; (f) that the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes a legally valid, binding and enforceable obligation of the Trustee enforceable against the Trustee in accordance with its terms; (g) that the Exchange Notes will be duly authenticated by the Trustee; and (h) the absence of any evidence extrinsic to the provisions of the written agreements between the parties that the parties intended a meaning contrary to that expressed by those provisions. As to any facts material to the opinions expressed herein that were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of SBA Communications and others.

Based upon and subject to the foregoing, we are of the opinion that the Exchange Notes, when duly executed and delivered by or on behalf of SBA Communications in the form contemplated by the Indenture upon the terms set forth in the Exchange Offer and authenticated by the Trustee, will be legally issued and constitute the valid and binding obligations of SBA Communications enforceable in accordance with their terms.

This opinion is subject to applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws of general applicability, affecting or limiting the rights of creditors, and general principles of equity, including (without limitation) concepts of materiality, reasonableness, good faith and fair dealing, and other similar doctrines affecting the enforceability of agreements generally (regardless of whether considered in a proceeding in equity or at law).

We are admitted to practice in the States of New York and Florida and we express no opinion as to matters governed by any laws other than the laws of the State of New York, the State of Florida and the Federal laws of the United States of America.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Sincerely,

/s/ Greenberg Traurig, P.A.

Greenberg Traurig, P.A.